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                                                                    EXHIBIT 23.1


            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-119513) and related Prospectus of Corixa Corporation for the registration of 3,482,433 shares of its common stock and to the incorporation by reference therein of our reports dated March 15, 2005, with respect to the consolidated financial statements of Corixa Corporation, Corixa Corporation's management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Corixa Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

March 23, 2005
Seattle, Washington